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                                                                    EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In thousands, except Ratio of earnings to fixed charges)

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

                                                      TWELVE MONTHS ENDED DECEMBER 31,
                                       --------------------------------------------------------------

                                          2003         2002         2001         2000         1999
                                       ----------   ----------   ----------   ----------   ----------
Pre-tax income (loss) from
  continuing operations before
  adjustment for minority
  interests in consolidated
  subsidiaries or income or loss
  from equity investees                $  184,101   $  240,775   $  348,428   $  229,426   $  124,953
                                       ==========   ==========   ==========   ==========   ==========

Fixed charges:
Interest expense and
  amortization of debt issuance
  costs and debt discount and
  premium on all indebtedness              40,291       42,622       47,752       56,450       55,543
Rentals                                     1,333        1,229        1,269          781          890
                                       ----------   ----------   ----------   ----------   ----------

Total fixed charges                    $   41,624   $   43,851   $   49,021   $   57,231   $   56,433
                                       ==========   ==========   ==========   ==========   ==========

Pre-tax income (loss) from
  continuing operations before
  adjustment for minority
  interests in consolidated
  subsidiaries or income or loss
  from equity investees plus fixed
  charges and amortization of
  capitalized interest less interest
  capitalized                          $  227,552   $  286,454   $  399,276   $  286,537   $  159,850
                                       ==========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges            5.5          6.5          8.1          5.0          2.8
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